UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 12, 2013

Quest Diagnostics Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of Incorporation)

001-12215	16-1387862
(Commission File Number)	(I.R.S. Employer Identification No.)

Three Giralda Farms Madison, NJ 07940	07940
(Address of principal executive offices)	(Zip Code)

(973) 520-2700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

On July 18, 2013, Quest Diagnostics Incorporated (the "Company") announced that it completed the sale of its rights to royalties from commercialization of the drug candidate ibrutinib to Royalty Pharma, an investor in pharmaceutical royalty interests, for $485 million in cash.

The sale is expected to result in after tax cash proceeds of approximately $300 million, before associated transaction costs. The gain associated with the sale will be recorded in the third quarter and will be excluded from adjusted earnings. The Company expects to use the proceeds to drive shareholder value, consistent with its capital deployment strategy.

As part of its acquisition of Celera in 2011, the Company gained rights to royalties on ibrutinib, an experimental cancer therapy currently in Phase III development by Pharmacyclics and Johnson & Johnson, through its Janssen Biotech subsidiary. Ibrutinib is an inhibitor of the enzyme Bruton's tyrosine kinase (BTK).

The Company continues to retain royalty rights to other clinical indications that result from Celera's drug assets, including programs that target histone deactylase, or HDAC, selective HDAC enzymes and Factor VIIa, as well as other BTK compounds. In addition, the Company continues to hold the cathepsin K intellectual property licensed by Celera to Merck for the drug odanacatib. All of these agreements pertain to drugs that have not yet been commercialized. The Company has not yet received any royalty payments related to these programs.

Since the Company announced its intention to refocus on the core business last November, it initiated a disciplined portfolio review that, to date, has resulted in the disposition of two businesses, including OralDNA, a dental diagnostics company, and HemoCue, a point of care testing company, as well as the ibrutinib royalty rights.

A copy of the press release announcing the sale is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits

d.	Exhibit	Description
	99.1	Press Release

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

July 18, 2013

QUEST DIAGNOSTICS INCORPORATED

By:    /s/ William J. O'Shaughnessy, Jr.
William J. O'Shaughnessy, Jr.
Assistant General Counsel and Secretary